EXHIBIT 2.4

                             Ladenburg Thalmann Logo

                                                               February 23, 2000



Edwin Johnson
Chief Financial Officer, Executive V-P
Mortgage.com, Inc.
1643 N. Harrison Parkway
Sunrise, FL 33323

Dear Mr. Johnson:

The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions pursuant to which Ladenburg Thalmann & Co. Inc. ("LTCO") shall serve as exclusive placement agent in connection with the proposed offering (the "Offering") of equity securities (the "Securities') of Mortgage.com, Inc. (the "Company") pursuant to a registration statement. The gross proceeds from the Offering will be up to $40,000,000. All references to dollars shall be to U.S. dollars. The terms of such Offering and the Securities shall be as agreed to between the Company, LTCO and the purchasers thereof.

         Upon the terms and subject to the conditions of this Agreement, the parties hereto agree as follows:

         1. Appointment. (a) Subject to the terms and conditions of this Agreement hereinafter set forth, the Company hereby retains LTCO, and LTCO hereby agrees to act as the Company's exclusive placement agent and financial advisor in connection with the Offering, effective as of the date hereof. The Company expressly acknowledges and agrees that LTCO's obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by LTCO to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of LTCO with respect to securing any other financing on behalf of the Company. LTCO shall not commence any selling efforts until the registration statement has been declared effective by the SEC.

              (b) Except as set forth below in this Section 1 and as outlined in Appendix I hereto, during the effectiveness of this Agreement, neither the Company nor any of its subsidiaries or affiliates shall, directly or indirectly, through any officer, director, employee, agent or otherwise (including, without limitation, through any placement agent, broker, investment banker, attorney or accountant retained by the Company or any of its subsidiaries or affiliates), solicit, initiate or encourage the submission of any proposal or offer (an "Investment Proposal") from any person or entity (including any of such person's or entity's officers, directors, employees, agents and other representatives) relating to any issuance of the Company's or any of its subsidiaries' equity securities (including debt securities with any equity feature) or relating to any other transaction having a similar effect or result on the Company's or any of its subsidiaries' capitalization, or participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek to do any of the foregoing. The Company shall immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding any Investment Proposal. The Company shall promptly notify LTCO if any such Investment Proposal, or any inquiry or contact with any person or entity with respect thereto, is made. The Company shall not provide or release any information with respect to this Agreement or the Offering except as required by law.

         2. Fees and Compensation. In consideration of the services rendered by LTCO in connection with the Offering, the Company agrees to pay LTCO the following fees and other compensation:

               (a)   1)  2% warrant coverage as commitment fee payable
                         immediately upon the initial closing; and

                     2) a cash fee payable upon the initial and each subsequent closing equal to 5% of the amount drawn down by the Company at each such closing; and

               (b)   $35,000 non-accountable expense allowance.

               (c) All amounts payable hereunder shall be paid to LTCO out of an attorney escrow account at the closing or by such other means acceptable to LTCO.

               (d) Should LTCO provide a qualified institutional investor acceptable to the Company and such investor is willing to invest at substantially the same terms as agreed to between the Company, LTCO and such investor, and the Company were to terminate the Agreement after February 23, 2000 or prior to March 31, 2001 (the "Termination Date"), for reasons other than a breach of this Agreement by LTCO, the Company will pay $200,000 to LTCO as a "breakup" fee.

         3. Terms of Retention. (a) Unless extended or terminated in writing by the parties hereto in accordance with the provisions hereof, this Agreement shall remain in effect until the Termination Date of March 31, 2001.

               (b) Notwithstanding anything herein to the contrary, the obligation to pay the Fees and Compensation and Expenses described in Section 2, if any, and paragraphs 2, 6, and 8 of Exhibit A and all of Exhibit B and Exhibit C attached hereto, each of which exhibits is incorporated herein by reference, shall survive any termination or expiration of the Agreement. It is expressly understood and agreed by the parties hereto that any private financing of equity or debt or other capital raising activity of the Company within 24 months of the termination or expiration of this Agreement, with any investors to whom the Company was introduced by LTCO or who was contacted by LTCO while this Agreement was in effect and disclosed to the Company in writing, shall result in such fees and compensation being due and payable by the Company to LTCO under the same terms of Section 2 above. Upon completion of the Offering, any future renegotiation, restructuring, revision or other amendment of such Offering by and between the Company and the investors in such Offering involving additional capital shall be deemed to be a new financing and shall result in additional fees and compensation due and payable by the Company to LTCO under the terms of
Section 2 above.

         4. Right of First Refusal. Upon completion of the Offering, LTCO shall have an irrevocable right of first refusal for a period of one year to provide all financing arrangements for the Company (other than conventional banking arrangements, borrowing and commercial debt or lease financing and discrete unrelated transactions of not more than $250,000 where no investment banking fee is being paid), upon terms no less favorable than that reasonably available to the Company in the market place. LTCO shall exercise such right in writing within five (5) business days of receipt of a written term sheet describing such proposed transaction in reasonable detail.

         5. Information. The Company recognizes and confirms that in completing its engagement hereunder, LTCO will be using and relying on publicly available information and on data, material and other information furnished to LTCO by the Company or the Company's affiliates and agents. It is understood and agreed that in performing under this engagement, LTCO will rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished. Notwithstanding the foregoing, it is understood that LTCO will conduct a due diligence investigation of the Company and the Company will cooperate in all respects with such investigation as a condition of LTCO's obligations hereunder.

         6. Registration. Promptly following execution of this Agreement, the Company shall prepare and file with the SEC a registration statement. From time to time in connection with any particular sale of Securities, the Company will, at its own expense, obtain any registration or qualification required to sell any Securities under the Blue Sky laws of any applicable jurisdictions, as reasonably requested by LTCO.

         7. No General Solicitation. The Securities will be offered only by approaching prospective purchasers on an individual basis. No general solicitation or general advertising in any form will be used in connection with the offering of the Securities. From and after the filing of the registration statement, the Company shall pre-clear any proposed press release with LTCO.

         8. Closing. The closing of the sale of the Securities shall be subject to customary closing conditions, including the provision at closing by the Company of officers' certificates, opinions of counsel and "cold comfort" letters from the Company's auditors.

         9.    Miscellaneous. This Agreement together with the attached
Exhibits A through C constitutes the entire understanding and agreement between the parties with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

         If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

         We appreciate this opportunity to be of service and are looking forward to working with you on this matter.

                                       Very truly yours,

                                       LADENBURG THALMANN & CO. INC.

                                       By:     /s/  David Boris
                                          --------------------------------------
                                            Name:  David Boris
                                            Title:    EVP

Agreed to and accepted
as of the date first written above:

MORTGAGE.COM, INC.

By:     /s/ Edwin D. Johnson
   ---------------------------------
       Name:    Edwin D. Johnson
       Title:   Exec. VP and CFO

                                                                       EXHIBIT A
                                                                       ---------

                          STANDARD TERMS AND CONDITIONS

1. The Company shall promptly provide LTCO with all relevant information about the Company (to the extent available to the Company in the case of parties other than the Company) that shall be reasonably requested or required by LTCO, which information shall be accurate in all material respects at the time furnished.

2. LTCO shall keep all information obtained from the Company strictly confidential except: (a) information which is otherwise publicly available, or previously known to, or obtained by LTCO independently of the Company and without breach of LTCO's agreement with the Company; (b) LTCO may disclose such information to its employees and attorneys, and to its other advisors and financial sources on a need to know basis only and shall ensure that all such employees, attorneys, advisors and financial sources will keep such information strictly confidential; and (c) pursuant to any order of a court of competent jurisdiction or other governmental body or as may otherwise be required by law.

3. The Company recognizes that in order for LTCO to perform properly its obligations in a professional manner, it is necessary that LTCO be informed of and, to the extent practicable, participate in meetings and discussions between the Company and any third party relating to the matters covered by the terms of LTCO's engagement.

4. The Company agrees that any report or opinion, oral or written, delivered to it by LTCO is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person without LTCO's prior written consent, except as may be required by applicable law or regulation.

5. No fee payable to LTCO pursuant to any other agreement with the Company or payable by the Company to any agent, lender or investor shall reduce or otherwise affect any fee payable by the Company to LTCO hereunder.

6. The Company represents and warrants that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of
          (i) the Company's certificate of incorporation or by-laws or (ii) any agreement to which the Company is a party or by which any of its property or assets is bound.

                                                           ---------------------

7. Nothing contained in this Agreement shall be construed to place LTCO and the Company in the relationship of partners or joint venturers. Neither LTCO nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. LTCO, in performing its services hereunder, shall at all times be an independent contractor.

8. This Agreement has been and is made solely for the benefit of LTCO and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit B and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person who is not party to such Agreement other than as set forth in this paragraph.

9. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

10. All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

                             To the Company:
                             Edwin Johnson
                             Mortgage.com, Inc.
                             1643 N. Harrison Parkway
                             Sunrise, FL 33323
                             Telephone:      (954) 838-5020
                             Facsimile:      (954) 472-0800

                             To LTCO:
                             Ladenburg Thalmann & Co. Inc.
                             590 Madison Avenue
                             New York, NY 10022
                             Attention:      David B. Boris
                             Telephone:      (212) 409-2000
                             Facsimile;      (212) 409-2169

All notices hereunder shall be effective upon receipt by the party to which it is addressed.


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


                                                                       EXHIBIT B
                                                                       ---------

                                 INDEMNIFICATION

         The Company agrees that it shall indemnify and hold harmless, LTCO, its stockholders, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party; (a) arising out of, or in connection with, any actions taken or omitted to be taken by the Company, its affiliates, employees or agents, or any untrue statement or alleged untrue statement of a material fact contained in any of the financial or other information contained in the registration statement and/or final prospectus furnished to LTCO by or on behalf of the Company or the omission or alleged omission of a materiel fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) with respect to, caused by, or otherwise arising out of any transaction contemplated by the Agreement or LTCO's performing the services contemplated hereunder; provided, however, the Company will not be liable under clause (b) hereof to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from LTCO's gross negligence or bad faith in performing such services.

         If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to therein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and LTCO on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and LTCO on the other, but also the relative fault of the Company and LTCO; provided, however, in no event shall the aggregate contribution of LTCO and/or any Indemnified Party be in excess of net compensation actually received by LTCO and/or such Indemnified Party pursuant to this Agreement.

         The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

         The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of LTCO's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.

                                                                       EXHIBIT C
                                                                       ---------

                                  JURISDICTION

         The Company hereby irrevocably: (a) submits to the jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for the purposes of any suit, action or other proceeding arising out of the Agreement between the Company and LTCO which is brought by or against the Company or LTCO; (b) agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court; and (c) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity.

         The Company waives, and the Company agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court; (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to it or its property; (c) any such suit, action or proceeding is brought in an inconvenient forum: (d) the venue of any such suit, action or proceeding is improper, or (e) this Agreement may not be enforced in or by any such court.

         Any process against the Company in, or in connection with, any suit, action or proceeding filed in the United States District Court for the Southern District of New York or any other court of the State of New York, arising out of or relating to its Agreement or any transaction or agreement contemplated hereby, may be served on the Company personally, or by first class mail or overnight courier (with the same effect as though served upon the Company personally) addressed to the Company at the address set forth in the Agreement between the Company and LTCO.

         Nothing in these provisions shall affect any party's right to serve process in any manner permitted by law or limit its rights to bring a proceeding in the competent courts of any jurisdiction or jurisdictions or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

                                                                      Appendix I
                                                                      ----------

The Company is currently represented by Jolson Securities in the pursuit of "strategic alternatives and market opportunities", including merger with or strategic investment from specifically identified companies. The anticipated transaction from the engagement of Jolson Securities, which could include a capital investment from one or more of the listed companies, is considered strategic in nature and not considered to be of similar effect to the transaction outlined herein as referenced in section 1 paragraph (b) herein.

                             Ladenburg Thalmann Logo

February 23, 2000
-----------------

                               Mortgage.com, Inc.
                               ------------------
                                  Ticker: MDCM
                                Exchange: NASDAQ

             Up to $40,000,000 Underwritten Offering of Common Stock
             -------------------------------------------------------

Securities:                                 Common Stock
----------                                  ------------

Total Draw Down Commitment:                 up to $40,000,000
--------------------------                  -----------------

Draw Down Amount:                           up to $4,000,000
----------------                            ----------------

Use of Proceeds:                            [_____________]
---------------

Draw Down Terms:
---------------

         (a) The Company may, in its sole discretion, issue and exercise a draw down (a "Draw Down") during a Draw Down Pricing Period (which shall mean a period of 22 consecutive trading days preceding a Draw Down Exercise Date, as defined below), which Draw Down the Investor will be obligated to accept.

         (b) Only one Draw Down shall be allowed in each Draw Down Pricing Period. The Draw Down shall occur on the first trading day following the end of the Draw Down Pricing Period (the "Draw Down Exercise Date"), based on the Average Daily Price during the Draw Down Pricing Period.

         (c) There shall be a maximum of 12 Draw Downs during the term of this Equity Line of Credit.

         (d) Each Draw Down will expire on the calendar day after the Draw Down Exercise Date.

         (e) The Company must inform the Investor via facsimile transmission as to the amount of the Draw Down the Company wishes to exercise before the first day of the Draw Down Pricing Period (the "Draw Down Notice"). The closing bid price of the Common Stock on each Draw Down Exercise Date must be greater than [$_________] per share. At no time shall the Investor be required to purchase more than the scheduled Draw Down amount for a given Draw Down Pricing Period so that if the Company chooses not to exercise the Draw Down in a given Draw Down Pricing Period the Investor is not obligated to purchase more than the scheduled amount in a subsequent Draw Down Pricing Period.

Pricing:
-------

         (a) Commencing on the Effective Date of the Registration Statement and continuing for a period of 12 months thereafter, the Investor agrees to honor Draw Down requests from the Company for a total of up to $40,000,000 of the Company's Common Stock based upon Draw Downs of $4,000,000 per Draw Down and a per share purchase price equal to 93% of the Average Daily Price for the Draw Down Pricing Period.

         (b) If the Average Daily Price on a given trading day is less than the Threshold Price then the Investor's payment obligation under the Draw Down will be reduced by 1/22nd for such trading day and the corresponding portion of the Draw Down amount shall be withdrawn from the Draw Down Pricing Period. At no time shall the Threshold Price be set below [$_______] unless agreed upon by the Company and the Investor.

Conditions:
----------

         (a) The Company shall cause to be filed a Registration Statement, which Registration Statement shall provide for the sale of the Common Stock purchased by and issued to the Investor hereunder. Before the Investor shall be obligated to accept a Draw Down request from the Company, the Company shall have caused a sufficient number of shares of Common Stock to be registered to cover the shares of Common Stock to be issued in connection with the Draw Down.

         (b) Such Common Stock shall be placed in a mutually agreed upon escrow account before the issuance of a Draw Down request. The shares of Common Stock shall be settled on a weekly basis through the DTC system.

         (c) The Investor may terminate this Draw Down facility if a Material Adverse Effect or a Material Change of Ownership has occurred.

         (d) The Company shall pay all fees and expenses related to the transactions contemplated by this Agreement. The Company shall pay at the Closing all attorneys fees and expenses incurred by the Investor of up to $35,000.

Limitation on Issuance:       The Company shall not issue more than 20% of
----------------------        common shares outstanding without shareholder
                              approval.

Confidentiality:              The Company agrees that it will not disclose,
---------------               and will not include in any public announcement,
                              the name or names of the Investor, unless expressly agreed to by the Investor or unless and until such disclosure is required by law or regulation, and then only to the extent of such requirement.

Documentation:                The definitive documentation shall contain
-------------                 such additional and supplementary provisions,
                              including without limitation, representations, warranties, covenants, agreements and remedies, as are appropriate to preserve and protect the economic benefits intended to be conveyed to the Investor pursuant hereto.

Certain Definitions:
-------------------

         (a) "Average Daily Price" shall be the price based on the VWAP of the Company's Common Stock.

         (b) "Average Price" shall be the average of the Average Daily Price for the applicable Draw Down Pricing Period.

         (c) "Draw Down Pricing Period" shall meet, a period of 22 consecutive trading days preceding a Draw Down Exercise Date.

         (d) "Material Adverse Effect" shall mean any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under the Purchase Agreement or the Registration Rights Agreement in any material respect.

         (e) "Material Change in Ownership" shall mean that the officers and directors of the Company shall own less than ___% of outstanding Common Stock of the Company.

         (f) "Threshold Price" is the lowest price at which the Company will issue new shares of Common Stock.

         (g) "VWAP" shall mean the daily volume weighted average price of the Company's Common Stock as reported by Bloomberg Financial using the AQR function.

               AMENDMENT TO APPENDIX 1 OF ENGAGEMENT LETTER DATED
                  FEBRUARY 23, 2000 FROM LADENBURG THALMANN TO
                    MORTGAGE.COM, INC. ("ENGAGEMENT LETTER")


         Appendix 1 of the Engagement Letter is hereby amended to read in its entirety as follows:

                  The Company is currently represented by Jolson Securities in the pursuit of "strategic alternatives and market opportunities", including merger with or strategic investment from specifically identified companies. The anticipated transaction from the engagement of Jolson Securities, which could include a capital investment from one or more of the listed companies, is considered strategic in nature and not considered to be an Investment Proposal referenced in section 1 paragraph (b) herein or subject to the right of first refusal referenced in section 4 herein.

                  The Company has on March ___, 2000, entered into an engagement letter with Lehman Brothers pursuant to which Lehman Brothers has been engaged to act as the Company's placement agent and financial advisor in connection with strategic alternatives and market opportunities. Any transaction entered into or any equity or equity-linked securities of the Company sold pursuant to such engagement letter with or to a party introduced to the Company by Lehman Brothers is considered strategic in nature and not considered to be an Investment Proposal referenced in section 1 paragraph (b) herein or subject to the right of first refusal referenced in section 4 herein.


                                       LADENBURG THALMANN CO., INC.

                                       By  /s/ David Boris
                                         ---------------------------------------

                                       Dated:   March 27, 2000


                                       MORTGAGE.Com, INC.

                                       By  /s/ Edwin D. Johnson
                                         ---------------------------------------

                                       Dated:   March 27, 2000